Exhibit 4.02

3PARDATA, INC.

FOURTH AMENDED AND RESTATED

SHAREHOLDER RIGHTS AGREEMENT

-i-

3PARDATA, INC.

FOURTH AMENDED AND RESTATED

SHAREHOLDER RIGHTS AGREEMENT

This Fourth Amended and Restated Shareholder Rights Agreement (this “Agreement”) is entered into as of March 30, 2006, by and among 3PARdata, Inc., a California corporation (the “Company”), certain other undersigned shareholders (the “Founders”), the purchasers listed on Exhibit A hereto (individually, a “Preferred Purchaser” and collectively, the “Preferred Purchasers”, and together with the Founders, the “Purchasers”).

RECITALS

WHEREAS, certain of the Preferred Purchasers (the “Existing Investors”) hold shares of the Company’s Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series B-1 Preferred Stock and/or shares of Common Stock issued upon conversion thereof and are parties to that certain Second Amended and Restated Shareholder Rights Agreement dated as of February 5, 2004, by and among the Company, the Founders and the Existing Investors (the “Prior Rights Agreement”);

WHEREAS, the Existing Investors, the Founders and the Company desire to terminate the Prior Rights Agreement and accept the rights created pursuant hereto in lieu of the rights granted to them under the Prior Rights Agreement;

WHEREAS, the Company and the Preferred Purchasers have entered into, as of the date hereof, that certain Series C-1 Preferred Stock Purchase Agreement (the “Series C-1 Agreement”);

WHEREAS, certain of the Company’s and the Preferred Purchasers’ obligations under the Series C-1 Agreement are conditioned upon the execution and delivery of this Agreement by such Preferred Purchasers and the Existing Investors, the Founders and the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the Company, the Existing Investors and the Founders agree that the Prior Rights Agreement shall be superseded and replaced in its entirety as set forth herein, and the parties further agree as follows:

SECTION 1

Restrictions on Transferability; Registration Rights

1.1. Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Common Shares” shall mean the 6,196,848 shares of Common Stock issued to the Founders as of the date of this Agreement and any additional shares of Common Stock of the Company hereafter acquired by the Founders.

“Conversion Shares” means the Common Stock issued or issuable upon conversion of the Preferred Shares as defined herein.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Holder” shall mean any Purchaser holding Registrable Securities and any person holding Registrable Securities to whom the rights under this Agreement have been transferred in accordance with Section 1.14 hereof.

“Initiating Holders” shall mean Holders in the aggregate of not less than sixty percent (60%) of the Registrable Securities.

“Major Purchaser” shall mean (i) any Holder who holds (together with any affiliate of such Holder) at least 1,500,000 Preferred Shares, as adjusted for recapitalizations, stock splits, stock dividends and the like, and including any Common Stock issued upon conversion of the Preferred Shares.

“Preferred Shares” means shares of the Company’s Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series B-1 Preferred Stock and Series C-1 Preferred Stock.

“Qualified Public Offering” means a sale of securities pursuant to a registration statement filed by the Company under the Securities Act in connection with the initial firm commitment underwritten offering of the Company’s securities to the general public in which the Company’s outstanding Preferred Stock converts into Common Stock pursuant to Article III, Section 4(b) of the Company’s Articles of Incorporation as in effect at the time of the offering.

“Registrable Securities” means (i) the Common Shares except that the Common Shares shall not be included in the definition of Registrable Securities for the purposes of Sections 1.5, 1.7, 1.8 and 3.2; (ii) the Conversion Shares; and (iii) any Common Stock of the Company issued or issuable in respect of the Common Shares, the Preferred Shares or the Conversion Shares or other securities issued or issuable with respect to the Preferred Shares, the Conversion Shares or the Common Shares upon any stock split, stock dividend, recapitalization or similar event, or any Common Stock otherwise issued or issuable with respect to the Common Shares, the Conversion Shares or the Preferred Shares; provided, however, that shares of Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(l) thereof so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale.

“Registration Expenses” shall mean all expenses incurred in complying with Sections 1.5, 1.6 and 1.7 of this Agreement, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company) and the fees and disbursements of one counsel for all Holders as provided in Section 1.9 (not to exceed $30,000).

The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

“Restricted Securities” shall mean the securities of the Company required to bear the legend set forth in Section 1.3 of this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

1.2. Restrictions. The Common Shares, the Preferred Shares and the Conversion Shares shall not be sold, assigned, transferred or pledged except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. Each Purchaser will cause any proposed purchaser, assignee, transferee or pledgee of the Common Shares, the Preferred Shares or the Conversion Shares held by it to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

1.3. Restrictive Legend. Each certificate representing (i) the Common Shares, (ii) the Preferred Shares, (iii) the Conversion Shares, and (iv) any other securities issued in respect of the securities referenced in clauses (i), (ii) and (iii) upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section 1.4 below) be stamped or otherwise imprinted with legends in the following form (in addition to any legend required under applicable state securities laws):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD, TRANSFERRED OR PLEDGED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL (WHICH MAY BE COUNSEL FOR THE COMPANY) REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

Each Purchaser and Holder consents to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 1.

1.4. Notice of Proposed Transfers. The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 1. Prior to any proposed sale, assignment, transfer or pledge of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the holder thereof shall give written notice to the Company of such holder’s intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and shall be accompanied at such holder’s expense by either (i) a written opinion of legal counsel of the Holder (such opinion to be reasonably satisfactory to the Company), addressed to the Company, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, or (ii) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the holder to the Company. Notwithstanding anything contained herein to the contrary, the Company shall not require such a legal opinion or “no action” letter (a) in any transaction in compliance with Rule 144, (b) in any transaction in which a Purchaser that is a corporation distributes Restricted Securities after the purchase thereof solely to its majority-owned subsidiaries or affiliates for no consideration, or (c) in any transaction in which a Purchaser that is a partnership or a limited liability company distributes Restricted Securities solely to partners or members thereof for no consideration, provided that each transferee agrees in writing to be subject to the terms of this Section 1.4. Each certificate evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legend set forth in Section 1.3 above, except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

1.5. Requested Registration.

(a) Request for Registration. In case the Company shall receive from Initiating Holders a written request that the Company effect any registration, qualification or compliance (other than a registration on Form S-3 or any successor form) with respect to the Registrable Securities, the Company shall:

(i) within ten (10) business days after receipt thereof, promptly give written notice of the proposed registration, qualification or compliance to all other Holders; and

(ii) use all reasonable efforts to effect as soon as practicable such registration, qualification or compliance (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to take any action to effect any such underwritten registration, qualification or compliance pursuant to this Section 1.5:

(1) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such underwritten registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(2) Prior to the earlier of (i) 180 days following the Company’s initial public offering or (ii) March 30, 2009;

(3) If the Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration statement, propose to sell Registrable Securities and such other securities (if any) the aggregate proceeds of which (after deduction for underwriter’s discounts and expenses related to the issuance) are less than $15,000,000;

(4) If the Initiating Holders propose to dispose of shares of Registrable Securities which may be immediately registered on Form S-3 pursuant to a request made under Section 1.7 hereof;

(5) If the Company delivers notice to the Holders within thirty (30) days of any request for registration under this Section 1.5 of its intent to file a registration statement for the Company’s initial public offering within forty-five (45) days;

(6) Within twelve (12) months of the Company effecting a registration pursuant to this Section 1.5;

(7) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date 180 days following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

(8) After the Company has effected two (2) such registrations pursuant to this subparagraph 1.5(a), such registrations have been declared or ordered effective and the securities offered pursuant to such registrations have been sold; or

(9) If the Company shall furnish to such Holders a certificate, signed by the President of the Company, stating that, in the good faith judgment of the Board of Directors, duly advised by counsel, it would be seriously detrimental to the Company or its shareholders for a registration statement to be filed in the near future, then the Company’s obligation to use all reasonable efforts to register, qualify or comply under this Section 1.5 shall be deferred one or more times for a period not to exceed ninety (90) days from the date of receipt of written request from the Initiating Holders, and, provided further, that the Company shall not defer its obligation in this manner more than once in any twelve-month period and the Company may not register shares for its account or for the account of any other party during such 90-day period.

Subject to the foregoing clauses (1) through (9), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders.

(b) Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this section and the Company shall include such information in the written notice to the other Holders. The right of any Holder to registration pursuant to Section 1.5 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting, to the extent requested, to the extent provided in this Agreement.

The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in usual and customary form with the managing underwriter selected for such underwriting by a majority in interest of the Initiating Holders (which managing underwriter shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 1.5, if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities who have requested to participate in the offering, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement. No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest share. If the underwriter has not limited the number of Registrable Securities to be underwritten, the Company may include securities for its own account (or for the account of employees and other holders, at the Company’s sole discretion) in such registration if the underwriter so agrees and if the number of Registrable Securities of the Holders which would otherwise have been included in such registration and underwriting will not thereby be limited by the underwriter.

If any Holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Initiating Holders. The Registrable Securities and/or other securities so withdrawn shall also be withdrawn from registration, and such Registrable Securities shall not be transferred in a public distribution prior to the expiration of the lockup period entered into by the officers and directors of the Company and any selling shareholders at the request of the managing underwriter for such underwritten registration.

1.6. Company Registration.

(a) Notice of Registration. If at any time or from time to time, the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders other than (i) a registration relating solely to employee benefit plans, or (ii) a registration relating solely to a Rule 145 transaction, the Company will:

(i) promptly give to each Holder written notice thereof, and

(ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved in such registration, all the Registrable Securities specified in a written request or requests received within fifteen (15) days after receipt of such written notice from the Company by any Holder. No shareholder of the Company shall be granted registration rights similar to those under this Section 1.6 which would diminish the number of securities included by Holders of the Registrable Securities in such registration without the consent of the Holders of at least a majority of at least sixty percent (60%) of the Registrable Securities.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 1.6(a)(i). In such event, the right of any Holder to registration pursuant to Section 1.6 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 1.6, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the Registrable Securities to be included in such registration (i) completely, in the case of the Company’s initial public offering, or (ii) to not less than 33% of the shares to be included in any other registration. In the event of a cutback by the underwriters of the number of Registrable Securities to be included in the registration and underwriting, the Company shall so advise all Holders and the other holders distributing their securities through such underwriting pursuant to piggyback registration rights similar to this Section 1.6, and the number of shares of Registrable Securities and other securities that may be included in the registration and underwriting shall be first allocated among all Holders other than the Founders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement, and after satisfaction of the requirements of such Holders, the remaining shares that may be included in the registration and underwriting, if any, shall be allocated among the Founders and other holders of securities having rights to registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder or other holder to the nearest whole share. If any Holder or other holder disapproves of the terms of any such underwriting, he or she may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration, and shall not be transferred in a public distribution prior to the expiration of the lockup period entered into by the officers and directors of the Company and any selling shareholders at the request of the managing underwriter for such underwritten registration. If the managing underwriter has not limited the number of shares to be underwritten for the Company’s account and the account of the Holders, the Company may include securities for the account of employees, officers, directors and consultants.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.6 prior to the effectiveness of such registration, whether or not any Holder has elected to include securities in such registration.

1.7. Registration on Form S-3.

(a) If a Holder or Holders holding in the aggregate not less than ten percent (10%) of the Registrable Securities request in writing that the Company file a registration statement on Form S-3 (or any successor form to Form S-3) for a public offering of shares of the Registrable Securities, the reasonably anticipated aggregate price to the public of which would be at least $1,000,000, and the Company is a registrant entitled to use Form S-3 to register the Registrable Securities for such an offering, then the Company shall use all reasonable efforts to cause such Registrable Securities to be registered for the offering on such form and to cause such Registrable Securities to be qualified in such jurisdictions as the Holder or Holders may reasonably request; provided, however, that the Company shall not be required to effect more than two registrations pursuant to this Section 1.7 in any twelve (12) month period. The Company will (i) promptly give written notice of the proposed registration to all other Holders, and (ii) as soon as practicable, use all reasonable efforts to effect such registration (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of such written notice from the Company. If the request is for an underwritten offering, the substantive provisions of Section 1.5(b) shall be applicable to such registration initiated under this Section 1.7.

(b) Notwithstanding the foregoing, the Company shall not be obligated to take any action pursuant to this Section 1.7: (i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act, (ii) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date 180 days following the effective date of, a registration statement (other than with respect to a registration statement relating to a Rule 145 transaction, an offering solely to employees or any other registration which is not appropriate for the registration of Registrable Securities), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective, or (iii) if the Company shall furnish to such Holder a certificate signed by the President of the Company stating that, in the good faith judgment of the Board of Directors, duly advised by counsel, it would be seriously detrimental to the Company or its shareholders for a registration statement to be filed in the near future, then the Company’s obligation to use all reasonable efforts to file a registration statement under this Section 1.7 shall be deferred one or more times for a period not to exceed ninety (90) days from the date of receipt of the written request to file such registration by such Holder or Holders, and, provided further, that the Company shall not defer its obligation in this manner more than once in any twelve-month period.

1.8. Limitations on Subsequent Registration Rights.

(a) From and after the date of this Agreement, the Company shall not enter into any agreement granting any holder or prospective holder of any securities of the Company registration rights with respect to such securities without the prior written consent of at least two-thirds of the Registrable Securities then outstanding (on a Common Stock equivalent basis) unless (1) such new registration rights, including standoff obligations, are on a pari passu basis with those rights of the Holders hereunder, or (2) such new registration rights, including standoff obligations, are subordinate to the registration rights granted the Holders hereunder; such that the inclusion of such holder’s securities shall not reduce the amount of Registrable Securities which are included in any registration for which the Holders hold registration rights pursuant to this Agreement.

(b) Where the Company determines to grant any holder or prospective holder of any securities of the Company registration rights that are on a pari passu basis with those rights of the Holders hereunder and determines that the grant of such rights shall be made pursuant to this Agreement, then such grant shall be evidenced by the execution of an additional signature page to this Agreement by the Company and such holder, without any requirement on the part of the Company to seek the consent or approval of the Holders.

1.9. Expenses of Registration. All Registration Expenses incurred in connection with any registration pursuant to Sections 1.5, 1.6 or 1.7 and the reasonable cost, not to exceed $30,000, of one special legal counsel to represent all of the Holders together in any such registration shall be borne by the Company; provided, however, that the Company shall not be required to pay the Registration Expenses of any registration proceeding begun pursuant to Section 1.5, the request of which has been subsequently withdrawn by the Initiating Holders. In such case, the Holders of Registrable Securities to have been registered shall bear all such Registration Expenses pro rata on the basis of the number of shares to have been registered unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.5. Notwithstanding the foregoing, however, if at the time of the withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request, of which the Company had knowledge at the time of the request, then the Holders shall not be required to pay any of said Registration Expenses or to forfeit the right to one demand registration.

1.10. Registration Procedures. In the case of each registration, qualification or compliance effected by the Company pursuant to this Section 1, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Company:

(a) shall prepare and file with the Commission a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, to keep such registration statement effective for up to one hundred twenty (120) days;

(b) shall prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(c) shall furnish to the Holders such number of copies of the prospectus, including a prospectus subject to completion, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) shall use all reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) in the event of any underwritten public offering, shall enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement; and

(f) shall notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

1.11. Indemnification.

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors and partners and members and managers, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 1, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or arising out of or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act applicable to the Company or any state securities law applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse (on an as incurred basis) each such Holder, each of its officers and directors and partners and members and managers, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any reasonable legal and other expenses incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder, controlling person or underwriter and stated to be specifically for use therein; and provided, further, that the Company will not be liable to any such person or entity with respect to any such untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus that is corrected in the final prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act (or any amendment or supplement to such prospectus) if the person asserting any such loss, claim, damage or liability purchased securities but was not sent or given a copy of the prospectus (as amended or supplemented) at or prior to the written confirmation of the sale of such securities to such person in any case where such delivery of the prospectus (as amended or supplemented) is required by the Securities Act, unless such failure to deliver the prospectus (as amended or supplemented) was a result of the Company’s failure to provide such prospectus (as amended or supplemented).

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected pursuant to this Section 1, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers and directors and partners and members and managers and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and will reimburse the Company, such Holders, such directors, officers and partners and members and managers, persons, underwriters or control persons for any reasonable legal or other expenses incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein; provided, however, that the liability of a Holder for indemnification under this Section 1.11(b) shall not exceed the net proceeds from the offering received by such Holder.

(c) Each party entitled to indemnification under this Section 1.11 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1 unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

(d) Promptly after receipt by an Indemnified Party under this Section 1.11 of notice of the commencement of any action (including any governmental action), such Indemnified Party will, if a claim in respect thereof is to be made against any Indemnifying Party under this Section 1.11 deliver to the Indemnifying Party a written notice of the commencement thereof and the Indemnifying Party shall have the right to participate in, and, to the extent the Indemnifying Party so desires, jointly with any other Indemnifying Party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnified Party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the Indemnifying Party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnifying Party of any liability to the Indemnified Party under this Section 1.11, but the omission so to deliver written notice to the Indemnifying Party will not relieve it of any liability that it may have to any Indemnified Party otherwise than under this Section 1.11.

(e) If the indemnification provided for in this Section 1.11 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. Notwithstanding any other provision of this Agreement, in no event shall the liability of a Holder under this Section 1.11(e) exceed the net proceeds received by such Holder from the offering or registration giving rise to such liability.

(f) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(g) The obligations of the Company and Holders under this Section 1.11 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.12. Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders, the Registrable Securities held by them and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 1.

1.13. Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Exchange Act;

(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) So long as a Holder owns any Restricted Securities, to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

1.14. Standoff Agreement. Each Holder and Existing Investor agrees in connection with the initial registration of the Company’s securities that, upon request of the Company or the underwriters managing any underwritten initial public offering of the Company’s securities, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days from the effective date of such registration) as may be requested by the Company or such managing underwriters; provided, however, (i) that the officers and directors of the Company who own stock of the Company and holders of at least five percent (5%) of the outstanding stock of the Company also agree to such restrictions; (ii) that this Section 1.14 shall not be amended to make it more onerous for any Holder or Existing Investor without such Holder’s or Existing Investor’s consent; and (iii) that this Section 1.14 shall only apply to the Holders and Existing Investors to the extent that it has not been waived with respect to any person who was subject to similar restrictions.

1.15. Termination of Rights. No Holder shall be entitled to exercise any right provided for in this Section 1:

(a) after five (5) years following the closing of a Qualified Public Offering; or

(b) on or after the closing of a Qualified Public Offering if all shares of such Holder’s Registrable Securities may be sold under Rule 144 during a single three (3) month period; provided, however, that the provisions of this subsection (b) shall not apply (i) where the Holder owns more than one percent (1%) of the Company’s outstanding stock until such time as such Holder owns less than one percent (1%) of the outstanding stock, or (ii) for so long as Holder is an affiliate of the Company.

SECTION 2

Covenants of the Company

2.1. Financial Information. As long as a Holder (together with any affiliate of such Holder) holds not less than 1,500,000 Preferred Shares, as adjusted for recapitalizations, stock splits, stock dividends and the like, and including any Common Stock issued upon conversion of the Preferred Shares, the Company will furnish to such Holder:

(a) As soon as practicable after the end of each fiscal year, and in any event within ninety (90) days thereafter, consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such fiscal year, and consolidated statements of income, consolidated statements of cash flow and consolidated statements of changes in shareholders equity of the Company and its subsidiaries, if any, for such year, prepared in accordance with U.S. generally accepted accounting principles and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and audited by a nationally recognized public accounting firm.

(b) As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days after the end of the first, second, and third quarterly accounting periods in each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments.

(c) As soon as practicable after the end of each fiscal month, and in any event within thirty (30) days of the end of each fiscal month, an unaudited consolidated balance sheet of the Company as at the end of such month, and unaudited consolidated statements of income and unaudited consolidated statements of cash flow for such month and for the current fiscal year to date. Such financial statements shall be prepared in accordance with U.S. generally accepted accounting principles consistently applied (other than accompanying notes and subject to year-end adjustments), all in reasonable detail, including detailed monthly comparison to budget.

(d) As soon as practicable prior to the beginning of each fiscal year, and in any event at least thirty (30) days prior to the beginning of each fiscal year, an annual operating plan for the next fiscal year, as approved by the Company’s Board of Directors, and as soon as reasonably available during the year any replans, updates or revisions to such plan.

2.2. Inspection Rights. For so long as a Holder is eligible to receive reports under Section 2.1, it shall also have the right, at its expense, to visit and inspect the properties of the Company, including its corporate and financial records, and to discuss the affairs, finances and accounts of the Company with the Company’s officers, all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated to provide any information that the Board of Directors reasonably considers to be a trade secret or to contain confidential information absent an undertaking to maintain the confidentiality of such information.

2.3. Vesting. Except as otherwise approved by the Board of Directors of the Company, the Company hereby agrees that shares of Common Stock issued to officers, directors and employees of, or consultants to, the Company after the date of this Agreement pursuant to stock grants, option plans, purchase plans or other employee stock incentive programs or arrangements will be subject to vesting as follows: 25% to vest at the end of the first year following such issuance, with the remaining 75% to vest in equal monthly installments over the next three years; provided, however that notwithstanding the foregoing, shares of Common Stock issued to existing employees will be subject to vesting as follows: 25% to vest at the end of the first year following such issuance, with the remaining 75% to vest in equal annual installments over the next three years.

2.4. Confidential Information and Invention Assignment Agreement. The Company shall use all reasonable efforts to ensure that all employees and consultants execute and deliver the Company’s standard form of Confidential Information and Invention Assignment Agreement.

2.5. Termination of Covenants. The covenants set forth in Sections 2.1, 2.2, 2.3 and 2.4 shall terminate on and be of no further force or effect upon the earlier of (i) the closing of a Qualified Public Offering, (ii) the effective time of the Company’s registration under Section 12 or Section 15 under the Exchange Act or (iii) a Liquidation Event as defined by the Company’s Articles of Incorporation as in effect at such time.

2.6. Purchasers’ Right of Participation

(a) Right of Participation. Subject to the terms and conditions contained in this Section 2.6, the Company hereby grants to each Major Purchaser the right to purchase its Pro Rata portion (as defined below) of any New Securities (as defined in subsection 2.6(b)) which the Company may, from time to time, propose to sell and issue, which right may be exercised pursuant to the Notice of Right provisions set out in subsection 2.6(c). A Major Purchaser’s “Pro Rata Portion” for purposes of this Section 2.6 is the ratio that (x) the sum of the number of shares of the Company’s Common Stock then held by such Major Purchaser and the number of shares of the Company’s Common Stock issuable upon conversion of the Preferred Stock and other convertible securities then held by such Major Purchaser, bears to (y) the sum of the total number of shares of the Company’s Common Stock then outstanding and the number of shares of the Company’s Common Stock issuable upon conversion of the then outstanding Preferred Stock or any other instrument convertible into or exchangeable for Preferred Stock or Common Stock.

(b) Definition of New Securities. Except as set forth below, “New Securities” shall mean any shares of capital stock of the Company, including Common Stock and Preferred Stock, whether authorized or not, and rights, options or warrants to purchase said shares of Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible into said shares of Common Stock or Preferred Stock. Notwithstanding the foregoing, “New Securities” does not include:

(i) the Common Shares, the Preferred Shares outstanding as of the date of this Agreement or the Conversion Shares;

(ii) securities offered to the public generally pursuant to a registration statement under the Securities Act;

(iii) securities issued or issuable to officers, employees, directors, consultants, and other service providers of the Company (or any subsidiary) pursuant to stock grants, option plans, purchase plans, agreements or other employee stock incentive programs or arrangements approved by the Board of Directors of the Company;

(iv) securities issued or issuable to banks, equipment lessors or other financial institutions pursuant to a commercial leasing or debt financing transaction approved by the Board of Directors of the Company;

(v) securities issued or issuable pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization; provided, however, that such issuances are approved by a majority of the non-employee members of the Board of Directors of the Company;

(vi) stock issued pursuant to any rights or agreements, including, without limitation, convertible securities, options and warrants, provided that the Company shall have complied with the rights of participation established by this Section 2.6 with respect to the initial sale or grant by the Company of such rights or agreements;

(vii) securities issued or issuable as a dividend or distribution on Preferred Stock of the Company or pursuant to any event for which adjustment is made pursuant to Article III, Section 4(i) of the Articles of Incorporation of the Company;

(viii) securities issued or issuable in connection with (A) a joint venture agreement, sponsored research, collaboration, technology license, development, OEM, marketing,

distribution, manufacturing or other similar agreements or strategic partnerships or (B) any other transaction involving a corporate partner that is primarily for a purpose other than raising capital through the sale of equity securities; provided, however, that such issuances are approved by a majority of the non-employee members of the Board of Directors of the Company; and

(ix) the Series C-1 Preferred Stock issued pursuant to the Series C-1 Agreement.

(c) Notice of Right. In the event the Company proposes to undertake an issuance of New Securities, it shall give each Major Purchaser written notice of its intention, describing the type of New Securities and the price and terms upon which the Company proposes to issue the same. Each Major Purchaser shall have fifteen (15) calendar days from the date of receipt of any such notice to agree to purchase such number of shares of such New Securities as it may elect for the price and upon the terms specified in the notice, by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

(d) Closing of Right. If any Major Purchaser exercises its right of participation under this Agreement, the closing of the purchase of the New Securities with respect to which such right has been exercised shall take place on the same terms as such New Securities are being sold to other purchasers in the transaction described in the Company’s notice to the Major Purchasers, with appropriate agreements to be entered into within ninety (90) calendar days after the expiration of the fifteen (15) day response period for Major Purchasers, which period of time shall be extended in order to comply with applicable laws and regulations, and with closing to occur, if at all, within thirty (30) calendar days from the date of such agreements. Upon exercise of such right of participation, the Company and the Major Purchasers who exercised the right shall be legally obligated to consummate the purchase contemplated thereby if the transaction (of which this purchase forms a part) as described by the Company’s notice to Major Purchasers is consummated, and the Company and such Major Purchasers shall use all reasonable efforts to secure any approvals required in connection therewith.

(e) Lapse and Reinstatement of Right. In the event a Major Purchaser fails to exercise the right of participation provided in this Section 2.6 within said fifteen (15) day period, the Company shall have ninety (90) calendar days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within thirty (30) calendar days from the date of said agreement) to sell the New Securities not elected to be purchased by such Major Purchaser at the price and upon the terms no more favorable to the purchasers of such securities than specified in the Company’s notice to the Major Purchasers. In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within said ninety (90) day period (or sold and issued New Securities in accordance with the foregoing within thirty (30) days from the date of said agreement), the Company shall not thereafter issue or sell any New Securities without first offering such securities to the Major Purchasers in the manner provided above.

(f) Termination of Participation Right. The rights of participation granted under this Section 2.6 of this Agreement shall terminate on and be of no further force or effect upon the upon the earlier of (i) the closing of a Qualified Public Offering or (ii) a Liquidation Event as defined by the Company’s Articles of Incorporation as in effect at such time.

2.7. Acknowledgement and Covenant with respect to Amendment of Liquidation Preferences.

(a) Intention of the Parties with respect to the Series A-2 Preferred Stock and Series A-3 Preferred Stock Liquidation Preferences. The Company acknowledges and agrees that it is the intention of the Preferred Purchasers and the Company that, upon a Liquidation Event (as defined in the Fourth Amended and Restated Articles of Incorporation of the Company (the “Revised Articles”)), the proceeds of such Liquidation Event will be distributed to the Company’s shareholders as follows:

(i) first, each share of Series A-2 Preferred Stock (the “Series A-2”) will receive $8.00, each share of Series B-1 Preferred Stock (the “Series B-1”) will receive $0.940065 and each share of Series C-1 Preferred Stock (the “Series C-1”) will receive $3.048087;

(ii) second, the remaining proceeds, if any, of a Liquidation Event will be distributed among the holders of the Series A-2, the Series A-3 Preferred Stock (the “Series A-3”), the Series B-1, the Series C-1 and the Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Preferred Stock), provided that (A) each holder of the Series A-2 and the Series A-3 shall stop participating once such holder has received with respect to the aggregate shares of Series A-2 and Series A-3 then held by such holder total payments of an amount equal to the product of $16.00 multiplied by the number of shares of Series A-2 Preferred then held by such holder, (B) each holder of Series B-1 shall stop participating once such holder has received with respect to each share of Series B-1 total payments equal to $1.880130 per share and (C) each holder of Series C-1 shall stop participating once such holder has received with respect to each share of Series C-1 total payments equal to $6.096174 per share; and

(iii) thereafter, the remaining proceeds, if any, of a Liquidation Event will be distributed among the holders of the Common Stock pro rata based on the number of shares of Common Stock held by each.

(b) Change in Provision of the Articles Implementing the Intended Liquidation Preferences. The intention of the parties set forth in subsection 2.7(a) above was implemented in the Third Amended and Restated Articles of Incorporation of the Company (the “Original Articles”) filed with the Secretary of State of the State of California (the “Secretary of State”) on September 9, 2004. In Article III, Section 2(b) of the Original Articles, the following language (referred to herein as the “Original Language”) was included to implement the portion of the liquidation preferences described in subsection 2.7(a)(ii) above:

“Upon the completion of the distribution required by subparagraph (a) of this Section 2, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of the Series A-2 Preferred, Series A-3 Preferred, Series B-1 Preferred and Common pro rata based on the number of shares of Common held by each (assuming conversion of all such Preferred) provided that (i) the holders of Series A-2 Preferred and Series A-3 Preferred shall, with respect to each such holder, stop participating pursuant to this subparagraph (b) once such holder has received with respect to the aggregate shares of Series A-2 Preferred and Series A-3 Preferred then held by such holder aggregate total payments under this Section 2 (including amounts paid pursuant to Section 2(a)) of an amount equal to the product of $16.00 multiplied by the number of shares of Series A-2 Preferred then held by such holder (as adjusted for stock splits, stock dividends, recapitalizations and the like), and (ii) the holders of Series B-1 Preferred shall stop participating pursuant to this subparagraph (b) once they have received with respect to each share of Series B-1 Preferred total payments under this Section 2 (including amounts paid pursuant to Section 2(a)) an amount equal to $1.880130 per share (as adjusted for stock splits, stock dividends, recapitalizations and the like).”

In connection with the filing of the Revised Articles for the transactions contemplated by the Series C-1 Agreement, the Secretary of State objected to the shaded language above. The Company submitted the following revised language for Article III, Section 2(b) (with the operative changes shaded below) (referred to herein as the “Revised Language”), which has been accepted for filing by the Secretary of State in the Revised Articles:

“Upon the completion of the distribution required by subparagraph (a) of this Section 2, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of the Series A-2 Preferred (assuming conversion of all Series A-3 Preferred into Series A-2 Preferred), Series B-1 Preferred, Series C-1 Preferred and Common pro rata based on the number of shares of Common held by each (assuming conversion of all such Preferred); provided that (i) the holders of Series A-2 Preferred (assuming conversion of all Series A-3 Preferred into Series A-2 Preferred) shall stop participating pursuant to this subparagraph (b) once they have received with respect to each share of Series A-2 Preferred (assuming conversion of all Series A-3 Preferred into Series A-2 Preferred) total payments under this Section 2 (including amounts paid pursuant to Section 2(a)) of an amount equal to $16.00 per share multiplied by the number of outstanding shares of Series A-2 Preferred then actually held by such holder (as adjusted for stock splits, stock dividends, recapitalizations and the like), (ii) the holders of Series B-1 Preferred shall stop participating pursuant to this subparagraph (b) once they have received with respect to each share of Series B-1 Preferred total payments under this Section 2 (including amounts paid pursuant to Section 2(a)) of an amount equal to $1.880130 per share of Series B-1 Preferred held by such holder (as adjusted for stock splits, stock dividends, recapitalizations and the like) and (iii) the holders of Series C-1 Preferred shall stop participating pursuant to this subparagraph (b) once they have received with respect to each share of Series C-1 Preferred total payments under this Section 2 (including amounts paid pursuant to Section 2(a)) of an amount equal to $6.096174 per share of Series C-1 Preferred held by such holder (as adjusted for stock splits, stock dividends, recapitalizations and the like). No distribution or payment shall be made under this Section 2(b) in respect of any share of Series A-3 Preferred as such.”

(c) Covenant of the Company with respect to Change in Provision of the Articles Implementing the Intended Liquidation Preferences. The Company covenants and believes that the shaded language in the Revised Articles set forth in subsection 2.7(b) above implements the same distribution of liquidation preference proceeds as the original language shaded above in the Original Articles, both of which reflect the intention of the parties set forth in subsection 2.7(a) above.

(d) Future Covenant of the Company with respect to Liquidation Preferences. The Company further covenants that, in the event it is alleged or determined that the Revised Language does not implement the same distribution of liquidation preference proceeds as the Original Language or as is intended by the parties as set forth in subsection 2.7(a) above, the Company shall execute all such instruments, documents and certificates and undertake all such actions as may be necessary, advisable or proper to effectuate the intent and purposes of the parties with respect to the distribution of proceeds from a Liquidation Event.

SECTION 3

Miscellaneous

3.1. Aggregation. For the purposes of Section 1 and 2 of this Agreement, the number of shares of Preferred and/or Common Stock issued upon conversion of Preferred shall include the holdings of affiliates and transferees and assignees of: (i) a partnership (who are partners or retired partners of such partnership) (ii) a corporation (who are subsidiaries or parents or shareholders of such corporation or which have the same parent corporation as a Major Purchaser) (iii) a limited liability company (who are members of such limited liability company) and, in each case, such holdings shall be aggregated together and with the partnership, corporation or limited liability company, as the case may be and (iv) persons under common investment management with and employees of the Purchaser.

3.2. Transfer of Registration, Information and Participation Rights. The rights to cause the Company to register securities granted Holders under Sections 1.5, 1.6 and 1.7, the information rights set forth in Sections 2.1 and 2.2 and the right of the Major Purchasers to purchase any part of the New Securities may be assigned to a transferee or assignee in connection with any transfer or assignment of Registrable Securities by a Holder (together with any affiliate); provided that (a) such transfer may otherwise be effected in accordance with applicable securities laws, (b) notice of such assignment is given to the Company, (c) such transferee or assignee (i) is a wholly owned subsidiary, affiliate or constituent partner (including limited partners), shareholder, retired partner, senior employee or member of such Holder or persons under common investment management thereof, or (ii) is a spouse, ancestor or descendant of such Holder, or (iii) is a trust for the benefit of any spouse, ancestor or descendant of such Holder, or (iv) acquires from such Holder the lesser of (A) at least 500,000 shares of the Registrable Securities (as appropriately adjusted for stock splits and the like) originally held by such Holder or (B) all of the Registrable Securities then owned by such Holder, or (v) is a corporation or limited liability company and controlled affiliate of or under common control with such Holder, and (d) such transferee or assignee agrees to be bound by all provisions of this Agreement. In the event that the Company reasonably determines that provision of information to a transferee pursuant to this Section 3.2 would materially adversely affect its proprietary position, such information may be edited in the manner necessary to avoid such effect; provided that the foregoing shall not be applicable to a transferee that is an affiliate of such Holder as of the date of this Agreement.

3.3. Assignment. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties to this Agreement.

3.4. Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties to this Agreement, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.5. Governing Law. This Agreement shall be governed by and construed under the laws of the State of California in the United States of America without giving effect to the conflict of law principles thereof.

3.6. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.7. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be transmitted via facsimile or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand, messenger or by overnight courier, addressed (a) if to a Purchaser, at such Purchaser’s facsimile number or address provided for purposes of notice pursuant to the respective purchase agreement by which the Purchaser most recently acquired shares of the Company’s capital stock, or, at such other facsimile number or address as such Purchaser shall have furnished to the Company in writing, or (b) if to any other holder of any shares, at such facsimile number or address as such holder shall have furnished the Company in writing, or, until any such holder so furnishes a facsimile number or address to the Company, then to and at the facsimile number or address of the last holder of such shares who has so furnished a facsimile number or address to the Company, or (c) if to the Company, one copy should be sent to its offices and addressed to the attention of the President, or at such other facsimile number or address as the Company shall have furnished to the Purchaser or other holder.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally; upon confirmation of successful transmission if sent via facsimile; the next business day if sent by overnight courier; or, if sent by mail, at the earlier of its receipt or five (5) days after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and postage prepaid as aforesaid.

3.8. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement, and the balance of this Agreement shall be enforceable in accordance with its terms.

3.9. Condition Precedent to Agreement. The Prior Rights Agreement is hereby superseded in its entirety herein. This Agreement shall be effective at such time as the Company and the Holders of at least two-thirds of the outstanding shares of the Registrable Securities (excluding Registrable Securities held by the Founders) have executed and delivered a signed counterpart of this Agreement. Upon such execution, all provisions of, rights granted and covenants made in the Prior Rights Agreement, including, but not limited to, the right of the Existing Investors to purchase their Pro Rata Portion of the Series C-1 Preferred Stock to be sold pursuant to the Series C-1 Agreement, and any notice requirements in connection therewith, shall be amended and restated in their entirety and superseded by the provisions set forth herein.

3.10. Amendment and Waiver. Except as provided otherwise in this Agreement, any provision of this Agreement may be amended or waived with the written consent of the Company and the Holders of at least two-thirds of the outstanding shares of the Registrable Securities (excluding Registrable Securities held by the Founders). Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder of Registrable Securities and the Company; provided that no amendment or waiver adversely affecting the rights of the Founders under this Agreement shall be binding on the Founders unless holders of a majority of the Registrable Securities held by the Founders shall have approved such amendment or waiver; provided, however, that no amendment of this Agreement shall materially and adversely affect the rights of any Purchaser in a manner that discriminates against such Purchaser vis-a-vis other Purchasers without such Purchaser’s written consent. In addition, the Company may waive performance of any obligation owing to it, as to some or all of the Holders of Registrable Securities, or agree to accept alternatives to such performance, without obtaining the consent of any Holder of Registrable Securities. In the event that an underwriting agreement is entered into between the Company and any Holder, and such underwriting agreement contains terms differing from this Agreement, as to any such Holder the terms of such underwriting agreement shall govern.

3.11. Effect of Amendment or Waiver. The Purchasers and their successors and assigns acknowledge that by the operation of Section 3.10 of this Agreement the Holders of at least two-thirds of the outstanding Registrable Securities, acting in conjunction with the Company, will have the right and power to diminish or eliminate any or all rights or increase any or all obligations pursuant to this Agreement.

3.12. Rights of Holders. Each holder of Registrable Securities shall have the absolute right to exercise or refrain from exercising any right or rights that such holder may have by reason of this Agreement, including, without limitation, the right to consent to the waiver or modification of any obligation under this Agreement, and such holder shall not incur any liability to any other holder of any securities of the Company as a result of exercising or refraining from exercising any such right or rights.

3.13. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party to this Agreement, upon any breach or default of the other party, shall impair any such right, power or remedy of such non-breaching party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

3.14. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof, and supersedes all prior agreements and merge all prior discussions, negotiations, proposals and offers (written or oral) between them, and no party shall have any rights or obligations regarding such subject matter except as specifically set forth herein or therein.

3.15. Addition of Parties. Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of its Series C-1 Preferred Stock pursuant to the Series C-1 Agreement, any purchaser of such shares of Series C-1 Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement. In such event, such purchaser shall be deemed a “Holder”, such shares purchased shall be deemed “Series C-1 Preferred Stock”, and the shares of Common Stock issuable or issued upon conversion of such shares of Series C-1 Preferred Stock shall be deemed to be “Registrable Securities”, for all purposes of this Agreement.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:		3PARDATA, INC.
a California corporation

	By:	/s/ David Scott
David Scott, Chief Executive Officer and President

FOUNDERS:
Robert A. Rogers

/s/ Jeffrey Price
Jeffrey Price

George Cameron

/s/ Ashok Singhal
Ashok Singhal

/s/ David Broniarczyk
David Broniarczyk

[Fourth Amended and Restated Shareholder Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PURCHASERS:	AllianceBernstein L.P.

	By:	/s/ Adam Spilka
	Name:	Adam Spilka
	Title:	Senior Vice President, Counsel, Secretary

[Fourth Amended and Restated Shareholder Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PURCHASERS:	Integral Capital Partners VII, L.P.

	By:	Integral Capital Management VII, LLC
Its General Partner

	By:	/s/ Pamela K. Hagenah
Pamela K. Hagenah, a Manager

[Fourth Amended and Restated Shareholder Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PURCHASERS:	Mayfield XI,
a Delaware Limited Partnership

	By:	Mayfield XI Management, L.L.C.
Its General Partner

	By:	/s/ Yogen K. Dalal
Its: Managing Director

Mayfield XI Qualified,
a Delaware Limited Partnership

	By:	Mayfield XI Management, L.L.C.
Its General Partner

	By:	/s/ Yogen K. Dalal
Its: Managing Director

Mayfield Associates Fund VI,
a Delaware Limited Partnership

	By:	Mayfield XI Management, L.L.C.
Its General Partner

	By:	/s/ Yogen K. Dalal
Its: Managing Director

Mayfield Principals Fund II,
a Delaware Limited Partnership

	By:	Mayfield XI Management, L.L.C.
Its General Partner

	By:	/s/ Yogen K. Dalal
Its: Managing Director

[Fourth Amended and Restated Shareholder Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PURCHASERS:	Mayfield IX,
a Delaware Limited Partnership

	By:	Mayfield IX Management, L.L.C.
Its General Partner

	By:	/s/ Yogen K. Dalal
Its: Managing Director

Mayfield Associates Fund IV,
a Delaware Limited Partnership

	By:	Mayfield IX Management, L.L.C.
Its General Partner

	By:	/s/ Yogen K. Dalal
Its: Managing Director

[Fourth Amended and Restated Shareholder Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PURCHASERS:	Menlo Ventures IX, L.P.
Menlo Entrepreneurs Fund IX, L.P.
Menlo Enterpreneurs Fund IX(A), L.P.
MMEF IX, L.P.

	By:	MV Management IX, L.L.C.
Their General Partner

	By:	/s/ Mark Seigel
	Name:	Mark Siegel
	Title:	Managing Director

[Fourth Amended and Restated Shareholder Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PURCHASERS:	Legacy Private Technology Partners, Ltd.

	By:	/s/ Gary E. Hippenstiel
	Name:	Gary E. Hippenstiel
	Title:	Chief Investment Officer
Legacy Trust Company, N.A.

[Fourth Amended and Restated Shareholder Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PURCHASERS:	Open Field Private Partners LLC

	By:	/s/ Michael J. Sandifer
	Name:	Michael J. Sandifer
	Title:	Principal

[Fourth Amended and Restated Shareholder Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PURCHASERS:	Van Wagoner Crossover Fund, LP

	By:	/s/ Garrett Van Wagoner
Garrett Van Wagoner
Managing Member – General Partner

[Fourth Amended and Restated Shareholder Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PURCHASERS:	Worldview Technology International II, L.P.
By Worldview Capital II, L.P., its General Partner
By Worldview Equity I, L.L.C., its General Partner

	By:	/s/ James Wei
	Name:	James Wei
	Title:	General Partner

Worldview Technology International IV, L.P.
By Worldview Capital IV, L.P., its General Partner
By Worldview Equity I, L.L.C., its General Partner

	By:	/s/ James Wei
	Name:	James Wei
	Title:	General Partner

Worldview Technology Parnter, II
By Worldview Capital II, L.P., its General Partner
By Worldview Equity I, L.L.C., its General Partner

	By:	/s/ James Wei
	Name:	James Wei
	Title:	General Partner

Worldview Technology Parnter IV, L.P.
By Worldview Capital IV, L.P., its General Partner
By Worldview Equity I, L.L.C., its General Partner

	By:	/s/ James Wei
	Name:	James Wei

[Fourth Amended and Restated Shareholder Rights Agreement]

Exhibit A

Preferred Purchasers

AllianceBernstein, L.P.

Amerindo Internet Fund PLC

David J. Broniarczyk

Douglas J. Cameron

George Cameron

Christopher Cheng

DRW Venture Partners LP

Ted Hollifield

iGlobe Partners Fund, L.P.

Integral Capital Partners VII, L.P.

Cliff Knudson

Robert P. Latta and Jeanette Dyal Latta, TTEES for the Latta Family Trust U/D/T dated 6/10/97

Legacy Private Technology Partners, Ltd.

Mayfield Associates Fund IV, L.P.

Mayfield Associates Fund VI, a Delaware Limited Partnership

Mayfield IX, L.P.

Mayfield Principals Fund II, a Delaware Limited Liability Company

Mayfield XI Qualified, a Delaware Limited Partnership

Mayfield XI, a Delaware Limited Partnership

Menlo Ventures IX, L.P.

Menlo Entrepreneurs Fund IX, L.P.

Menlo Entrepreneurs Fund IX(A), L.P.

MMEF IX, L.P.

Donna and Richard Moser

Open Field Private Partners LLC

Oracle Corporation

James Stableford

Tailwind Capital Partners 2000, L.P.

TWP 3PARdata Investors II

Van Wagoner Cross Over Fund LP

Van Wagoner Private Opportunities Fund

Christopher J. Schaepe and Jennie C. Chiu, Trustees of the Schaepe-Chiu Living Trust dated November 5, 1997

Marc Weiss

Worldview Technology International II, L.P.

Worldview Technology International IV, L.P.

Worldview Technology Partners II, L.P.

Worldview Technology Partners IV, L.P.

Worldview Strategic Partners II, L.P.

Worldview Strategic Partners IV, L.P.

WS Investment Company, LLC